EXHIBIT 11.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in this Offering Statement on Form 1-A, as it may be amended, of our report dated June 22, 2018, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect the financial statements of 20/20 GeneSystems, Inc. as of December 31, 2017 and 2016 and the related statements of operations, stockholders’ equity, and cash flows for the years then ended, and the related notes to the financial statements. We also consent to the reference to our Firm under the heading “Experts” in such Offering Circular.

Very truly yours,

/s/ dbbmckennon

Newport Beach, California

August 1, 2018